Exhibit 21

LIST OF SUBSIDIARIES

Name of Company	Date of Incorporation or Acquisition	Jurisdiction of Incorporation	Ownership
MCP MG Serbien SAS	2008	France	44.4%
Cooperatie SunOpta U.A.	2008	The Netherlands	100%
The Organic Corporation B.V.	2008	The Netherlands	100%
HBWO Dailian Winged Ox	2008	China	100%
Trabocca NL	2008	The Netherlands	65%
Supreme Small Holders Coffee PLC	2008	Ethiopia	52%
Internamtrade NL	2008	The Netherlands	100%
Tradin Organics USA	2008	Delaware	100%
Tradin Organic Agriculture NL	2008	The Netherlands	100%
Opta Minerals A.B.	2008	Sweden	66.2%
Opta Minerals A.S.	2008	Slovakia	66.2%
SunOpta Financing 2007 Inc.	2007	Delaware	100%
SunOpta BioProcess Inc.	2007	Federal Canada	100%
Servicios SunOpta, S. De R. L.De C.V.	2007	Mexico	100%
SunOpta de Mexico, S. De R. L.De C.V.	2007	Mexico	100%
SunOpta Fruit Group Inc.	2007	California	100%
SunOpta Global Organic Ingredients, Inc.	2007	California	100%
Newco a.s.	2007	Slovakia	66.2%
Marathon Natural Foods Ltd.	2006	British Columbia	100%
MTI 01 – 2006 Inc.	2006	Delaware	66.2%
Magnesium Technologies Corporation	2006	Michigan	66.2%
OPM 01 – 2006 Inc.	2006	Delaware	66.2%
Bimac Inc.	2006	Michigan	66.2%
SunOpta Food Group LLC	2004	Delaware	100%
Sunrich LLC	2004	Minnesota	100%
SunOpta Holdings Inc.	2004	Delaware	100%
SunOpta Financing Inc.	2004	Delaware	100%
Opta Minerals Inc.	2004	Federal Canada	66.2%
Opta Minerals (USA) Inc.	2004	Delaware	66.2%
1510146 Ontario Inc.	2002	Ontario	100%
SunOpta Ingredients, Inc.	2002	Delaware	100%
3060385 Nova Scotia Company	2002	Nova Scotia	100%
Drive Organics Corp.	2002	British Columbia	100%
SunOpta LLC	2002	Delaware	100%
International Materials & Supplies, Inc.	2002	Virginia	66.2%
SunOpta LP	2001	Delaware	100%
Virginia Materials Inc.	2001	Delaware	66.2%
Temisca Inc.	2000	Quebec	66.2%
SunOpta Aseptic, Inc.	2000	Minnesota	100%